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Exhibit 99.5

PRO FORMA COMBINED FINANCIAL INFORMATION

    The following pro forma combined financial information has been prepared to reflect the Thiokol acquisition and the related financing. The pro forma combined income statement has been prepared as if each of these transactions occurred on April 1, 2000, while the pro forma combined balance sheet has been prepared as if each of these transactions occurred on March 31, 2001.

    Our fiscal year ends on March 31 of each year while Thiokol's fiscal year ends on December 31 of each year. Accordingly, as permitted by Regulation S-X under the Securities Act of 1933, as amended, for purposes of the pro forma combined income statement, we have combined our historical results for the year ended March 31, 2001 with Thiokol's historical results for the year ended December 31, 2000. For purposes of the pro forma combined balance sheet, we have combined our historical financial position as of March 31, 2001 with Thiokol's historical financial position as of December 31, 2000.

    The Thiokol acquisition will be accounted for under the purchase method of accounting. Under this method of accounting, the identifiable assets and liabilities of the Thiokol business will be adjusted to their estimated fair values. In connection with the acquisition of Cordant by Alcoa in May 2000, the Thiokol assets were adjusted to their estimated fair values. The historical combined financial information for Thiokol under the caption "Successor" reflects this adjustment and the allocation of the purchase price. We will review these fair values and, as a result, the adjustments made by Alcoa may be further adjusted.

    Prior to the May 25, 2000 acquisition by Alcoa, Thiokol was a division of Cordant. The historical combined income statement for Thiokol for the periods from January 1, 1998 to May 25, 2000 is presented based on Cordant's accounting policies and is included under the caption "Predecessor." The historical combined income statement for Thiokol for the period from May 26, 2000 to December 31, 2000 is presented based on Alcoa's accounting policies and is included under the caption "Successor."

    The pro forma combined financial information has been prepared based on the foregoing and on other assumptions described in the related notes.

    The pro forma combined financial information should be read together with Alliant Techsystem Inc.'s historical consolidated financial statements, which have been previously filed with the Securities and Exchange Commission, and those of Thiokol, including the related notes, which are included in this Current Report on Form 8-K on page F-1. The following pro forma combined financial information does not purport to be indicative of the financial position or results of operations that would have been reported had the transactions been effected on the dates indicated, or which may be reported in the future.

    Thiokol results for the year ended December 31, 2000 include a full allocation of Cordant corporate office expenses for the period from January 1 to May 25, 2000 and an allocation of Alcoa Industrial Components Group expenses for the period from May 26 to December 31, 2000 under Alcoa ownership.

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PRO FORMA COMBINED INCOME STATEMENT
Year Ended March 31, 2001
(dollars in thousands, except per share information)

	Historical
	Alliant	Thiokol
	Year Ended March 31, 2001	Predecessor for the Period from January 1 to May 25, 2000	Successor for the Period from May 26 to December 31, 2000	Pro Forma Adjustments		Pro Forma Combined
Sales	$1,141,949	$233,258	$379,694	—		$1,754,901
Cost of sales	905,574	189,612	308,911	$2,236	(a)	1,406,333
Research and development	11,575	3,072	4,561	—		19,208
Selling	24,372	2,224	3,113	—		29,709
General and administrative	64,334	3,392	11,476	—		79,202

Income from operations	136,094	34,958	51,633	(2,236)		220,449
Interest expense	(33,738)	—	—	(63,081	)(b)	(96,819)
Interest income	1,038	—	—	—		1,038

Income from operations before income taxes	103,394	34,958	51,633	(65,317)		124,668
Income tax provision	35,473	13,626	20,479	(27,711	)(c)	41,867

Income before extraordinary loss	67,921	21,332	31,154	(37,606)		82,801
Extraordinary loss on early extinguishment of debt, net of income taxes	—	—	—	(9,484	)(d)	(9,484)

Net income (loss)	$67,921	$21,332	$31,154	$(47,090)		$73,317

Basic earnings per share:
Continuing operations	$4.92					$5.99
Extraordinary Loss	—					(.69)

Net income	$4.92					$5.30

Diluted earnings per share:
Continuing operations	$4.80					$5.85
Extraordinary loss	—					(.67)

Net income	$4.80					$5.18

Weighted shares outstanding:
Basic	13,815					13,815
Diluted	14,155					14,155

See Notes to Pro Forma Combined Financial Statements.

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PRO FORMA COMBINED BALANCE SHEET
As of March 31, 2001
(dollars in thousands)

	Historical
	Alliant as of March 31, 2001	Thiokol as of December 31, 2000	Pro Forma Adjustments		Pro Forma Combined
ASSETS
Cash and cash equivalents	$27,163	$12	$(3,279	)(e)	$23,896
Receivables	214,724	118,666	18,218	(a)	351,608
Net inventory	54,136	37,931	(25,931	)(a)	66,136
Deferred income tax asset	16,478	27,776	—		44,254
Other current assets	20,322	111	—		20,433

Total current assets	332,823	184,496	(10,992)		506,327
Net property, plant and equipment	303,188	314,636	—		617,824
Goodwill and other intangible assets	117,737	263,254	89,446	(a)	470,437
Prepaid and intangible pension assets	106,048	163,213			269,261
Deferred charges and other non-current assets	19,708	29,026	27,656	(f)	76,390

Total assets	$879,504	$954,625	$106,110		$1,940,239

LIABILITIES AND STOCKHOLDERS' EQUITY
Current portion of long-term debt	$69,200	$—	$(52,032	)(g)	$17,168
Line of credit borrowings	—	—	3,000	(g)	3,000
Accounts payable	71,758	27,633	—		99,391
Contract advances and allowances	34,494	16,095	—		50,589
Accrued compensation	38,487	23,761	—		62,248
Accrued income taxes	11,873	—	—		11,873
Other accrued liabilities	66,151	22,512	677	(a)	89,340

Total current liabilities	291,963	90,001	(48,355)		333,609
Long-term debt	207,909	—	779,216	(g)	987,125
Deferred income taxes	—	84,615	—		84,615
Post-retirement and post-employment benefits liability	108,203	113,710	—		221,913
Other long-term liabilities	73,097	51,032	—		124,129

Total liabilities	681,172	339,358	730,861		1,751,391
Contingencies
Common Stock—$.01 par value
Authorized—20,000,000 shares
Issued and outstanding—14,070,569 shares	185	—	—		185
Additional paid-in-capital	231,598	—	—		231,598
Retained earnings	265,180	—	(9,484	)(d)	255,696
Parent company equity	—	615,267	(615,267	)(a)	—
Unearned compensation	(3,854)	—	—		(3,854)
Other comprehensive income	(6,140)	—	—		(6,140)
Common stock in treasury, at cost—4,426,202 shares	(288,637)	—	—		(288,637)

Total stockholders' equity	198,332	615,267	(624,751)		188,848

Total liabilities and stockholders' equity	$879,504	$954,625	$106,110		$1,940,239

See Notes to Pro Forma Combined Financial Statements.

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Notes to Pro Forma Condensed Combined Financial Statements
(dollars in thousands)

(a)
The adjustments reflect the incremental goodwill created as a result of the Thiokol acquisition by Alliant. This is based on our initial allocation of the purchase price and is subject to change pending subsequent valuations. This incremental goodwill will be amortized over 40 years.

Purchase price	$685,000
Net assets acquired	(615,267)
Other adjustments (net)	19,713

Incremental goodwill	$89,446

Annual amortization expense	$2,236

  The other adjustments shown above include transaction expenses, an adjustment to conform Thiokol's revenue recognition policy to ours for certain long-term production contracts and employee-related accruals in connection with severance, retirement and other obligations. An adjustment was also made to accrued liabilities for the employee-related accruals.

(b)
Total interest expense was adjusted to reflect additional interest expense on our new senior credit facilities and the senior subordinated notes and the amortization of deferred financing costs related to our new financing. The actual calculation is shown in the following table. Total interest expense does not reflect interest expense related to the $125 million senior subordinated credit facility we entered into in connection with the Thiokol transaction as we refinanced this facility with net proceeds from the sale of the senior subordinated notes on May 14, 2001.

	Amount	Interest Rate	Interest Expense
Assumed revolver balance year-end (1)	$3,000	7.25%	$218
Tranche A term loans (1)	104,293	8.15%	8,500
Tranche B term loans	500,000	8.82%	44,100
Senior subordinated notes	400,000	8.50%	34,000

Subtotal new debt	1,007,293	8.62%	86,818
Amortization of deferred financing fees ($32,998 assumed to be amortized using the effective interest rate method over the scheduled term of the debt)			4,828
Average historical revolver balance for fiscal 2001	71,349	7.25%	5,173

Total	$1,078,642	8.98%	$96,819

      (1)
      Balance gives pro forma effect to the application of the net proceeds of the senior subordinated notes.

(c)
The total income tax provision was adjusted for the effects of the pro forma adjustments. The revised effective tax rates vary from statutory rates principally due to tax effects associated with our business strategies, resolution of tax matters and the impact of state taxes.

(d)
The pro forma combined income statement for the year ended March 31, 2001 assumes that the Thiokol acquisition and related financing occurred on April 1, 2000. We have assumed an early extinguishment of our existing debt and the $125 million senior subordinated credit facility and a portion of the Tranche A term loans, resulting in an extraordinary loss of $15,807, net of a $6,323

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  tax benefit, due to the write-off of deferred financing fees and expenses associated with the extinguished debt.

(e)
Net adjustment of cash was determined as follows:

Proceeds from issuance of new debt	$1,007,293

Repayment of existing debt	(277,109)
Cost of Thiokol acquisition	(685,000)
Estimated transaction expenses	(48,463)

Net application of cash	(1,010,572)

Net decrease in cash	$(3,279)

(f)
The adjustments reflect the $5,342 write-off of deferred charges associated with the refinancing of the existing debt, and recording of $32,998 of new deferred charges paid in conjunction with the financing of the Thiokol acquisition and the issuance of the senior subordinated notes. These deferred charges will be amortized as interest expense assumed to be amortized using the effective interest rate method over the scheduled term of the debt.

(g)
The adjustments reflect the retirement of existing indebtedness and the $125 million senior subordinated credit facilities, and new borrowings related to the Thiokol acquisition, including the senior subordinated notes. The adjustments are summarized as follows:

Retirement of existing debt	$(277,109)
Revolving credit facility(1)	3,000
Tranche A term loans(1)	104,293
Tranche B term loans	500,000
Senior subordinated notes	400,000

Total increase in debt	$730,184

  (1)
  Balance gives pro forma effect to the application of the net proceeds of the senior subordinated notes.

(h)
Nonrecurring charges, net of related tax effects, resulting directly from the acquisition are expected to be $5,000 and will be recorded over the 12 months following the date of the Thiokol acquisition.

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PRO FORMA COMBINED FINANCIAL INFORMATION
Notes to Pro Forma Condensed Combined Income Statement